Exhibit 10.6
JEFFERIES FINANCE LLC
520 Madison Avenue
New York, New York 10022
July 12, 2011
AMENDED AND RESTATED
COMMITMENT LETTER
Acadia Healthcare Company, Inc.
725 Cool Springs Blvd. Suite 600
Franklin, TN 37067

Attention:	Brent Turner, Co-President

Re:	Acquisition of PHC, Inc.
Ladies and Gentlemen:
     You have advised Jefferies Finance LLC (“we”, “us” or “our”) that (i) Acadia Healthcare Company, Inc., a Delaware corporation (the “Acquiror”, “Acadia” or “you”) intends to acquire all of the issued and outstanding capital stock of PHC, Inc., a Massachusetts corporation (the “Target,” and together with its subsidiaries, the “Acquired Business”), from the shareholders of the Target (the “Target Shareholder”) in a merger transaction (the “Merger”) in which Target will be merged with and into a subsidiary of the Company with Target surviving and each share of Target common stock shall be exchanged for common stock of the Company based upon the exchange ratio set forth in the Merger Agreement, dated as of May 23, 2011, by and among the Company, Target and Acadia Merger Sub, LLC (the “Merger Agreement”), (ii) Acadia will refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) all of the existing debt (“Existing Debt”) of the Acquiror and its subsidiaries and of the Acquired Business (other than indebtedness under the Existing Credit Agreement (as defined below) and other indebtedness to be mutually agreed upon) (the “Refinancing”) and (iii) to pay a dividend to Acadia’s stockholders in an amount not to exceed $90.0 million (the “Distribution”), provided that to the extent the Distribution is less than $90.0 million, the Company will issue promissory notes to the extent of the shortfall (the “Promissory Notes”), which Promissory Notes shall contain customary subordination provisions for debt held by equity holders in transactions of this type (provided that, such Promissory Notes may pay interest in cash in intervals and amounts to be mutually agreed). The “Sponsor” means Waud Capital and its affiliates. Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.
     You have advised us that the total purchase price for the Merger (including fees, commissions and expenses and the Refinancing) and the Distribution will be financed from the following sources:
          (i) the issuance and sale (the “Notes Offering”) of senior unsecured notes (the “Notes”) yielding gross proceeds of $150.0 million (or, if the offering of the Notes is not consummated prior to, or concurrently with, the Merger, the drawdown of senior increasing rate loans (the “Bridge Loans”) under a senior unsecured bridge loan facility having the terms set forth in Exhibits A and B hereto (the “Bridge Loan Facility”) in aggregate principal amount of $150.0 million) (in no event shall the amount of the Bridge Loan Facility be less than $150 million), and
          (ii) the issuance by the Borrower to the Target Shareholders of the Borrower’s common stock and the payment to the shareholders of the Target of $5.0 million in respect of such stockholders’ Class B Common Stock (the “Stockholder Payment”).
     The transaction described in clause (i) above is referred to as the “Debt Financing” and, together with the Merger, the Refinancing, the Distribution, the Stockholder Payment and the payment of all related fees, premiums, costs, commissions and expenses are collectively referred to as the “Transactions.” You and your subsidiaries (including, following the Merger, the Target and its subsidiaries) are collectively referred to herein as the “Company.” The closing date of the Transactions is referred to herein as the “Closing Date.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” This Commitment Letter amends and restates in its entirety the commitment letter, dated as of May 23, 2011, between you and us.
     1. The Commitments.
     We are pleased to inform you that we hereby commit, directly or through one or more of our affiliates (other than Excluded Affiliates), to provide 100% of the entire aggregate principal amount of the Bridge Loan Facility. The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are subject to the Specified Conditions (as defined in Section 3 below) and are on the terms set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”), (ii) the fee letter, dated as of May 23, 2011 (the “Fee Letter”), between you and us, and (iii) the engagement letter, dated as of May 23, 2011 (including any exhibits, schedules and annexes thereto, collectively, the “Engagement Letter” and together with this Commitment Letter and the Fee Letter, the “Debt Financing Letters”), between you and Jefferies & Company, Inc. (“Jefco”).
     The terms of this Commitment Letter are intended as an outline of principally all of the material provisions of the Bridge Loan Facility, including all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the credit agreement relating to the Bridge Loan Facility, which credit agreement and other definitive debt documents shall be prepared by our counsel and be mutually acceptable to you and us (collectively, the “Definitive Debt Documents”). For the avoidance of doubt, the Definitive Debt Documents governing or evidencing the Bridge Loans, the Extended Term Loans and the Exchange Notes (collectively, the “Bridge Loan Documents”) shall not contain (A) any representations or warranties other than those described under the caption “Representations and Warranties” as set forth in Exhibits A and B hereto, (B) any affirmative or negative covenants other than those described under the captions “Affirmative Covenants” and “Negative Covenants” as set forth in Exhibits A and B hereto or any financial covenant, (C) any defaults or events of default other than those described under the caption “Events of Default” as set forth in Exhibits A and B hereto, and (D) any conditions precedent to the closing of the Bridge Loan Facility and the making of the initial loans and other extensions of credit under the Bridge Loan Facility other than the Specified Conditions (as defined in Section 3 below); it being understood and agreed that the Bridge Loan Documents for the Bridge Loan Facility shall give due regard (as applicable) for the Credit Agreement, dated as of April 1, 2011 (as amended by Amendment No. 1, dated as of the date hereof and Amendment No. 2 dated as of the date hereof, the “Existing Credit Agreement”), among you, your affiliates party thereto as guarantors, the Lenders party thereto, Bank of America, N.A. as Administrative Agent, Fifth

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Third Bank, as Syndication Agent, General Electric Capital Corporation, as Documentation Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Book Manager (and the related guarantee agreements executed and/or delivered in connection therewith), as modified by the terms set forth in Exhibits A, to reflect the agency and other standard provisions of the Administrative Agent, and by such other modifications customary for transactions of this type giving due regard to prevailing conditions in the syndicated loan and financial markets and the operational requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industry, businesses and business practices (collectively, the “Documentation Principles”).
     Those matters that are not covered or made clear in the Debt Financing Letters are subject to the mutual and reasonable agreement of the parties. No party has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.
     2. Titles and Roles. As consideration for the Commitments, you hereby agree that:
          (a) You hereby retain:
          (i) Jefco to act in the capacities and in connection with the matters set forth in the Engagement Letter, and
          (ii) Jefferies Finance or its designee to act as the sole administrative agent, sole collateral agent, sole book-runner, sole lead arranger and sole syndication agent for you, the Target and its subsidiaries and its parent holding companies in connection with the Bridge Loan Facility.
          (b) No other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Bridge Loan Facility and the Notes Offering unless otherwise agreed to in writing by you and us.
     3. Conditions Precedent. The closing of the Bridge Loan Facility and the making of the initial loans and other extensions of credit under the Bridge Loan Facility are, subject to Section 15 below, solely conditioned upon satisfaction or waiver by us of each of the conditions precedent set forth or referred to in Exhibit C hereto (the “Specified Conditions”).
     It is understood and agreed that the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Loan Facility on the Closing Date shall be (i) such of the representations and warranties made by (or with respect to) the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Merger as a result of a breach of such representations and warranties and (ii) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date, no conflicts of the Definitive Debt Documents with, or violation of, the charter documents, the absence of events of default under material indebtedness, use of proceeds and Federal Reserve margin regulations, the Patriot Act, and the Investment Company Act.
          (a) The terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Bridge Loan Facility on the Closing Date if the express conditions set forth in Exhibit C are satisfied.

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This paragraph shall be referred to herein as the “Certain Funds Provision”.
     4. Syndication.
          (a) We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to third parties identified by us acceptable to you (subject to any contrary provisions in Exhibit A) (collectively, the “Investors”); provided that we agree not to syndicate our commitments to (x) those banks, financial institutions or other persons separately identified in writing by you or the Sponsor to us on or prior to the execution of this Commitment Letter (provided that the Sponsor acknowledges that it shall only identify a limited number of such persons), or (y) competitors of the Company identified by you in writing to Jefferies Finance on or prior to the execution of this Commitment Letter or (z) Excluded Affiliates (as defined below) (collectively, the “Disqualified Institutions”). Jefferies Finance may assign (but may participate) all or any portion of its commitments hereunder prior to the Closing Date except to any of its affiliates (other than an Excluded Affiliate); provided that (A) Jefferies Finance shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Loan Facility on the date of the consummation of the Merger with the proceeds of the initial funding under the Bridge Loan Facility) in connection with any syndication, assignment or participation of the Bridge Loan Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (B) no assignment or novation by Jefferies Finance shall become effective as between you and Jefferies Finance with respect to all or any portion of Jefferies Finance’s commitments in respect of the Bridge Loan Facility until the initial funding of the Bridge Loan Facility and (C) unless you otherwise agree in writing, Jefferies Finance shall retain exclusive control over all rights and obligations with respect to its Commitments in respect of the Bridge Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Investors to be approached, when they will be approached, when their commitments will be accepted, which prospective Investors will participate (subject to your and the Sponsor’s reasonable consent and excluding Disqualified Institutions), the allocation of the commitments among the Investors, and the amount and distribution of fees. To assist us in our syndication efforts until the earlier of 60 days after the Closing Date and achieving Successful Syndication (as defined in the Fee Letter), you agree to prepare and provide (and to use commercially reasonable efforts to cause the Acquired Business to prepare and provide) all customary information with respect to the Company and the Transactions, including the Projections (as defined below) as we may reasonably request in connection with the syndication of the Commitments, provided that, following the consummation of the Merger, you shall cause the Acquired Business to prepare and provide us with such information. Notwithstanding anything to the contrary contained in this Section 4, the syndication of the Bridge Loan Facility shall not be a condition precedent to the closing of the Bridge Loan Facility and the making of the initial loans and other extensions of credit thereunder. “Excluded Affiliates” means our affiliates that are engaged as principals primarily in private equity or venture capital.
          (b) We intend to commence our syndication efforts promptly upon execution of this Commitment Letter, and you agree to assist us actively (and, in all events, using your commercially reasonable efforts to cause the Acquired Business to assist us actively) from the date of this Commitment Letter until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date. Such assistance shall include:
          (i) using your commercially reasonable efforts to ensure that our efforts benefit from your existing lending and investment banking relationships,

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          (ii) direct contact at mutually agreed upon times between your senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Investors, on the other hand (and (x) prior to the consummation of the Merger, your using commercially reasonable efforts to cause, and (y) thereafter, to cause direct contact between senior management, representatives and advisors of the Acquired Business, on the one hand, and the senior management, representatives and advisors of the proposed Investors, on the other hand),
          (iii) your assistance in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”), and other customary marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”),
          (iv) using your commercially reasonable efforts to obtain, prior to the commencement of the Required Marketing Period, monitored public corporate (or corporate family) ratings from each of Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”) for the Acquiror and monitored public ratings from each of S&P and Moody’s for the Notes, and
          (v) the hosting, with us, of one or more meetings with prospective Investors at such times and in such places as may be mutually agreed (certain of which meetings may be via telephonic conference in our reasonable determination).
          (c) You agree, at our reasonable request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company any of or its securities for purposes of United States federal and state securities laws (such information and Materials, “Public Investor Information”). Any information and documentation that is not Public Investor Information is referred to herein, as “Material Non-Public Information”. In addition, you agree that, unless specifically labeled “Private — Contains Non-Public Information,” no Materials disseminated to potential Investors in connection with the syndication of the Bridge Loan Facility, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information. You acknowledge and agree that the following documents contain and shall contain solely Public Investor Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final Definitive Debt Documents with respect to the Bridge Loan Facility, (ii) administrative materials prepared by us for prospective Investors (including an Investor meeting invitation, Investor allocation, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Bridge Loan Facility.
          (d) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and their and their logos in connection with any such dissemination. You further agree that, at our expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the

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names of the Company and its subsidiaries (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.
     5. Information. You represent and warrant that:
          (a) all written information (including the Materials but excluding the Projections, budgets, estimates and general economic or industry specific information, the “Information”) about the Company or (to the best of your knowledge) the Acquired Business that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective its representatives is or will be, when furnished, taken as a whole, complete and correct in all material respects (after giving effect to all supplements thereto),
          (b) none of the Information shall, when furnished or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made (after giving effect to all supplements thereto), and
          (c) all projections and other forward-looking information that have been or will be made available to us by or on behalf of you or any of your representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).
     You agree that if at any time, on or prior to the earlier of (i) a Successful Syndication and (ii) 60 days after the Closing Date, any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished, and such representations and warranties were then being made, at such time, you covenant to (i) promptly notify us of such occurrence and (ii) supplement promptly the Information and/or the Projections, as the case may be, so that such representations and warranties will be correct under those circumstances.
     You shall be solely responsible for Information, including the contents of all Materials. We (i) will be relying on Information and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business.
     6. Clear Market. You agree that, from May 23, 2011 until the earlier of (a) 60 days after the Closing Date and (b) the date on which we (and our affiliates) have consummated a Successful Syndication (as defined in the Fee Letter), you will not, and you will not permit the Acquired Business or any of your subsidiaries to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt, or preferred equity security of you, the Acquired Business or any of your subsidiaries (other than the Notes Offering, the Promissory Notes and the Bridge Loan Facility, debt incurred in the ordinary course of business, capital lease obligations, purchase money debt incurred in connection with equipment and other indebtedness the aggregate principal amount of which does not exceed $1,000,000 individually or $5,000,000 in the aggregate, unless, in each case such action would have a material adverse impact on our ability to successfully syndicate the Bridge Loan

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Facility, and intercompany indebtedness), without our prior written consent, which may be given or withheld in our sole discretion.
     7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us, for our own account, and Jefco, for its own account, the fees, expenses and other amounts set forth in the Debt Financing Letters.
     8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference in this Commitment Letter.
     9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process or pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly thereof), (b) to your or the Sponsor’s officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) the information contained in this Commitment Letter (but not any other Debt Financing Letter) may be disclosed to rating agencies in connection with their review of the Bridge Loan Facility and the Notes Offering or the Company and/or the Acquired Business, (d) the information contained in this Commitment Letter (but not any other Debt Financing Letter) may be disclosed in any Confidential Information Memorandum and any offering materials for the Notes Offering, (e) this Commitment Letter (but not any other Debt Financing Letter (unless otherwise disclosed by us to them)) may be disclosed to the Acquired Business and its respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions and (f) to the extent required by applicable law, this Commitment Letter and the existence and contents of the Fee Letter in any proxy, public filing, prospectus, offering memorandum or offering circular in connection with the Merger or the financing thereof (provided that any information about fees disclosed in reliance of this clause (f) shall be limited to the aggregate fee amount contained in the Fee Letter disclosed as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Notes, the Bridge Loan Facility or in any public filing relating to the Transactions).
     We and our affiliates shall use all information received by us and them from you, the Acquired Business or your or its respective affiliates and representatives in connection with the Acquisition and the related transactions solely for the purposes of providing the services contemplated by this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to Moody’s and S&P on a confidential basis, (b) to any Investors or participants or prospective Investors or participants (other than Disqualified Institutions), (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations (in which case we will promptly notify you, in advance, to the extent permitted by law, rule or regulation), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over us or any of our affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review by any governmental or regulatory authority having jurisdiction over us or our affiliates (in which case we shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel,

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independent auditors, professionals and other experts or agents of us (collectively, “Representatives”) on a reasonable “need-to-know” basis in connection with this transaction and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates, Representatives of our affiliates (provided that any such affiliate, Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for our affiliates’ and our affiliates’ Representatives’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information is or becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter and (h) to establish a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. Our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Definitive Debt Documents upon the execution and delivery thereof and in any event shall terminate on May 23, 2012.
     Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.
     10. Conflicts of Interest. You acknowledge and agree that:
          (a) we and/or our affiliates and subsidiaries (the “Jefferies Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests of another member of the Jefferies Group,
          (b) we and any other member of the Jefferies Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such information confidential to you shall not be (x) used by us or any other member of the Jefferies Group in performing services to

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any Third Party or (y) shared with any Third Party to whom we are providing services, except at your direction.
          (c) information that is held elsewhere within us or the Jefferies Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by the Debt Financing Letters actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,
          (d) neither we nor any other member of the Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,
          (e) (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Acquiror or its subsidiaries or any of their respective affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our affiliates, on the one hand, and each of the Acquiror and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does any of the Acquiror or its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Jefferies Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty or (ii) any conflict of interest arising from the aforementioned transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and
          (f) neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.
     11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law); provided, however, that the interpretation of the definition of Phoenix Material Adverse Effect (and whether or not a Phoenix Material Adverse Effect has occurred) and Ajax Material Adverse Effect (and whether or not an Ajax Material Adverse Effect has occurred) in this Commitment Letter and the other exhibits and annexes hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, you and we hereby irrevocably submit to the exclusive

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jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter, the Transactions or any of the other transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your or our address, as the case may be, set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.
     12. Miscellaneous.
          (a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.
          (b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent (other than the assignment solely of your rights hereunder to a domestic wholly-owned subsidiary formed for the purpose of consummating the Merger reasonably acceptable to us), which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches (other than Excluded Affiliates) and we reserve the right to allocate, in whole or in part, to our affiliates or branches (other than Excluded Affiliates) certain fees payable to us in such manner as we and our affiliates (other than Excluded Affiliates) may agree in our and their sole discretion. You further acknowledge that, subject to Sections 9(b) and 12(e) herein, we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.
          (c) This Commitment Letter has been and is made solely for the benefit of you, us and the Indemnified Parties (as defined in Annex A hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.
          (d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby (other than as set forth in the Engagement Letter, dated as of January 26, 2011, between the Target and Jefco and the Engagement Letter, dated as of February 18, 2011, between the Target and Jefco, in each case as amended or otherwise modified from time to time).

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          (e) You acknowledge that one or more of our affiliates has been retained as a sell-side financial advisor to the Target Shareholders (in such capacity and in providing such services, the “Financial Advisor”) in connection with the Transactions. You agree to any such retention, and not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, (i) the engagement of the Financial Advisor or (ii) us or the Financial Advisor or any of our or its affiliates arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our relationship with you as described and referred to in the Debt Financing Letters. You acknowledge that, in its capacity as such, (A) the Financial Advisor may recommend to the Target Shareholders that the Target Shareholders not pursue or accept your offer or proposal to acquire the Acquired Business, (B) the Financial Advisor may advise the Target Shareholders and the Acquired Business in other manners adverse to your interests, including by providing advice on pricing, leverage levels, and timing and conditions of closing with respect to your bid, taking other actions with respect to your bid and taking action under any definitive agreement between you, the Target Shareholders and/or the Acquired Business, and (C) the Financial Advisor may possess information about the Target Shareholders, the Acquired Business, the Acquisition and other potential purchasers and their respective strategies and proposals, but the Financial Advisor shall have no obligation to disclose to you the substance of such information or the fact that it is in possession thereof.
          (f) You acknowledge that we and our affiliates may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Business and that, in such capacity, we and our affiliates may acquire information about the Acquired Business, the Merger, and such other potential purchasers and their strategies and proposals, but that nonetheless neither we nor our affiliates shall have any obligation to disclose to you or your affiliates the substance of such information or the fact that we or our affiliates are in possession thereof.
          (g) You agree that we or any of our affiliates may disclose nonconfidential information about the Transactions to market data collectors and similar service providers to the financing community.
          (h) We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party (as defined in Exhibit A hereto), that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Investor may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Investor to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Investor. You agree that we shall be permitted to share any or all such information with the Investors.
     13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.
     14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 13 hereof, Section 15 hereof and this Section 14 shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated(provided that Section 8

11

and Section 9 shall be superseded by the Definitive Debt Documents to the extent the provisions of such Sections are expressly provided for in the Definitive Debt Documents) and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.
     15. Expiration and Termination. Except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (i) the date of termination or expiry of the Purchase Agreement or abandonment of the Merger, (ii) the closing of the Merger and funding of the Bridge Loan Facility, (iii) 5:00 p.m., New York City time, on December 15, 2011 and (iv) notice from you. In addition, our Commitment hereunder to provide Bridge Loans shall terminate upon the closing of the sale of the Notes (in escrow or otherwise) and your receipt of gross proceeds equal to at least $150 million.
[Remainder of page intentionally blank]

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     We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, JEFFERIES FINANCE LLC
By:	/s/ E. Joseph Hess
	Name:	E. Joseph Hess
	Title:	Managing Director

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Accepted and agreed to as of the
date first above written:
ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Joey A. Jacobs

	Name:	Joey A. Jacobs
	Title:	Chief Executive Officer

14

ANNEX A TO COMMITMENT LETTER
INDEMNIFICATION AND WAIVER
     Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.
You hereby agree (i) to indemnify and hold harmless Jefferies Finance (“we” or “us”), the Investors and each of our and their respective affiliates and subsidiaries (including Jefferies & Company, Inc. (“Jefco”) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such Indemnified Party, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters (other than the Engagement Letter), the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters (but not for financial advisory services provided by the Financial Advisor acting in such capacity), or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON), regardless of whether any Indemnified Party is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to promptly reimburse each Indemnified Party at any time and from time to time following written demand for all reasonable legal fees (limited to one counsel, one local counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Indemnified Party subject to such conflict) and reasonable out-of-pocket expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no Indemnified Party will be entitled to indemnity and waivers hereunder in respect of any Loss to the extent that (A) it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from the bad faith, gross negligence or willful misconduct of such Indemnified Party, (B) result directly from a Claim brought by you against an Indemnified Party for a material breach of our initial funding obligations under the Commitment Letter, if you have obtained a final and nonappealable judgment in its favor on such Claim as determined by a court of competent jurisdiction or (C) it results from a dispute solely between the Indemnified Parties and not (1) involving any action or inaction by you or any of your subsidiaries or (2) relating to any action of such Indemnified Party in its capacity as Administrative Agent or Arranger. In addition, in no event will any person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise (provided that the foregoing shall in no event affect you obligation to indemnify any Indemnified Party as a set forth in this Annex A for Claims not raised by such Indemnified Party). In addition, no Indemnified Party will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons, except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from the bad faith, gross negligence or willful misconduct of such Indemnified Party.

Annex A-1

     You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder whether or not such Indemnified Party is a party to any Debt Financing Letter, unless (i) such Indemnified Party and each other Indemnified Party from which such Indemnified Party could have sought indemnification or contribution have given their prior written consent, such consent not to be unreasonably withheld, conditioned or delayed or (ii) the settlement, compromise, consent or termination includes an express unconditional release of all Indemnified Parties and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim.
     If for any reason (other than the express carve-outs set forth above) the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then you to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Parties to all Losses shall not exceed the amount of fees actually received by us and Jefco pursuant to the Fee Letter and the Engagement Letter. For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us and Jefco under the Fee Letter and the Engagement Letter and (ii) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons (collectively, the “Acquiror Group”) or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any Indemnified Party at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other Indemnified Party and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.
* * *

Annex A-2

EXHIBIT A TO COMMITMENT LETTER
SUMMARY OF TERMS OF THE BRIDGE LOANS
     Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I.	Parties

	Borrower	Acadia Healthcare Company, Inc. (the “Borrower”).

	Guarantors	Each of the Borrower’s direct and indirect wholly-owned subsidiaries (other than any subsidiary that is a “controlled foreign corporation” within the meaning of section 957 of the United States Tax Code of 1986, as amended (a “CFC”), to the extent making such CFC a guarantor would be reasonably likely to result in material adverse tax consequences to the Borrower) (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively with the Borrower, the “Credit Parties”); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries, (c) special purpose entities, if any, (d) captive insurance companies, if any and (e) any subsidiary (1) that is prohibited by applicable law, rule or regulation from guaranteeing the Bridge Loans or (2) which would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction; provided that the foregoing clauses (a), (b), (c) and (d) shall be subject to mutually agreed parameters.

	Sole Lead Arranger, Sole Syndication Agent and Sole Book-Runner	Jefferies Finance LLC (“Jefferies Finance”) (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.

	Administrative Agent	Jefferies Finance (in such capacity together with permitted successors and assigns, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

	Lenders	A syndicate of banks, financial institutions and other entities, excluding Disqualified Institutions (collectively, the “Lenders”) arranged by the Arranger and in consultation with the Borrower.

Exhibit A-1

	Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Merger is consummated (the “Closing Date”).

	Bridge Loan Documents	The definitive documentation governing or evidencing the Bridge Loans, the Extended Term Loans and the Exchange Notes which is consistent with the Documentation Principles (collectively, the “Bridge Loan Documents”).

II.	Bridge Loan Facility

	Bridge Loans	An aggregate principal amount of $150.0 million of senior increasing rate bridge loans (the “Bridge Loans”). At the option of the Lenders, the Bridge Loans may be replaced with, or originally made in the form of, notes on identical economic terms.

	Use of Proceeds	To finance, in part, the Merger, to finance the Refinancing, the Distribution, the Stockholder Payment and to pay fees, costs, premiums, commissions and expenses in connection with the foregoing.

	Maturity	One year from the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).

	Rollover	If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date and the Borrower has paid the Rollover Fee (as set forth in the Fee Letter), and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into senior term loans due on the date that is six years after of the Bridge Loan Maturity Date (the “Extended Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Extended Term Loans will have the terms set forth in Exhibit B to this Commitment Letter. Under certain circumstances to be determined by the Arranger, Extended Term Loans may be exchanged by the holders thereof for exchange notes (“Exchange Notes”), which will have the terms set forth in Exhibit B to this Commitment Letter; provided, that no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $50.0 million in the aggregate principal amount of Exchange Notes. The Exchange Notes will be issued under an indenture that will have the terms set forth in Exhibit B to this Commitment Letter.

Exhibit A-2

“Conversion Default” shall mean (i) Demand Failure Default, (ii) any payment or “bankruptcy default” (to be defined in the Bridge Loan Documents) or (iii) any failure to pay fees when due under the Fee Letter.

The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit B to this Commitment Letter.

III.	Certain Payment Provisions

	Interest	The Bridge Loans will bear interest at a rate per annum equal to the higher of (i) 1.50% and (ii) three-month LIBOR, adjusted quarterly, plus, in either case, a spread of 7.75% (the “Rate”), and as further increased pursuant to the provisions of the Fee Letter, but in no event to exceed the Interest Rate Cap (as defined in the Fee Letter), after giving effect to any default interest.

Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans. For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate, unless the Bridge Loans are converted on or prior to such date.

	Default Rate	At any time (x) during the continuance of any payment or bankruptcy default or (y) upon the election of the Required Lenders or the Administrative Agent, after the occurrence and during the continuance of any other event of default, the Bridge Loans and other obligations under the Bridge Loan Facility shall bear interest at 2.00% above the rate otherwise applicable to the Bridge Loans and shall be payable in cash on demand.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap (including the Rate and the Interest Rate Cap (as defined in the Fee Letter)) or limit on the yield or interest rate payable with respect to the Bridge Loans, Extended Term Loans or Exchange Notes (including any limit upon the amount of interest payable in cash) limit or otherwise affect the payment in cash of any default rate of interest in respect of any Bridge Loans, Extended Term Loans or Exchange Notes.

	Optional Repayment	The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon two business days’ prior written notice, at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of

Exhibit A-3

repayment.

	Mandatory Repayment	Subject to any amounts required under the Existing Credit Agreement and other exceptions to be mutually agreed, the Borrower will repay the Bridge Loans with the net cash proceeds from (i) any direct or indirect public offering or private placement of Notes or any other issuance or sale of (x) debt securities or equity securities of the Borrower or a parent holding company of the Borrower or (y) debt securities of any of their subsidiaries, (ii) the incurrence of any other indebtedness for borrowed money (other than certain other limited exceptions to be agreed upon) by the Borrower, a parent holding company of the Borrower or any of their subsidiaries, (iii) sales of assets or any issuance or sales of equity of any subsidiary of the Borrower (in each case, with customary exceptions and reinvestment rights to be mutually agreed upon) or receipt of insurance or condemnation proceeds by the Borrower, a parent holding company of the Borrower or any of their subsidiaries and (iv) 50% of excess cash flow (to be defined in a manner reasonably satisfactory to the Arranger) for each fiscal year of the Borrower (commencing with the fiscal year in which the Closing Date occurs), in each case, at 100%, of the principal amount of the Bridge Loans repaid, plus accrued fees and all accrued and unpaid interest and fees to the date of the repayment.

	Change of Control	Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a “change of control” (to be defined in the Bridge Loan Documents in a manner reasonably satisfactory to the Arranger and the Borrower).

IV.	Guarantees	The Guarantors will unconditionally guarantee the obligations of each Credit Party in respect of the Bridge Loans (the “Guarantees”). Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

V.	Other Provisions

	Representations and Warranties	Consistent with the Documentation Principles (subject to qualifications, exceptions and limitations to be mutually agreed upon and applicable to the Borrower and its

Exhibit A-4

restricted subsidiaries) and including: organization and powers; authorization, execution, delivery and enforceability of Bridge Loan Documents; no conflicts; financial statements, projections, no undisclosed liabilities and other information; no material adverse effect; properties; (subject to ordinary wear and tear, casualty and condemnation); intellectual property; equity interests and subsidiaries; litigation and compliance with laws (including healthcare and other regulatory matters); organizational documents and material agreements; federal reserve regulations; governmental and third-party approvals; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of written disclosure; labor matters; solvency of the Borrower and its subsidiaries (on a consolidated basis); employee benefit plans and ERISA; healthcare and environmental matters; insurance; reimbursement from payors; licensing and accreditation; acquisition documents; and anti-terrorism laws, money laundering activities and dealing with embargoed persons.

Covenants	The Bridge Loan Documents will contain such affirmative and negative covenants as are usual and customary for bridge loan financings of this type and consistent with the Documentation Principles, it being understood and agreed that the covenants of the Bridge Loans (and the Extended Term Loans and the Exchange Notes) will be incurrence-based covenants based on those contained in the preliminary offering memorandum or prospectus used to market the Notes prior to the Closing Date; provided, that prior to the Bridge Loan Maturity Date, the covenants of the Bridge Loans will be more restrictive than those of the Extended Term Loans, the Exchange Notes and the preliminary offering memorandum or prospectus used to market the Notes prior to the Closing Date, as reasonably agreed by the Arranger and the Borrower consistent with Documentation Principles.

Events of Default; Remedies	The Bridge Loan Documents will contain such events of default (including grace periods) as are usual and customary for bridge loan financings of this type and consistent with Documentation Principles; including nonpayment of principal, interest or other amounts; violations of covenants; incorrectness of representation and warranties in any material respect; cross payment default at maturity and cross acceleration, in each case to material indebtedness; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of

Exhibit A-5

guarantees.

Voting	Amendments and waivers with respect to the Bridge Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, Extended Term Loans or Exchange Notes, as the case may be, except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Bridge Loan, Extended Term Loan or Exchange Note, as the case may be, or the reduction of the non-redeemability period for any Exchange Note, as applicable, (b) reductions in the rate of interest (other than a waiver of default interest, defaults, or events of default) or any fee or other amount payable or extensions of any scheduled due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Bridge Loan Documents that further restrict assignments thereunder, and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors, or of all or substantially all of the Collateral (other than in connection with a permitted asset sale), (c) alterations of (or additions to) the restrictions on the ability of Lenders to exchange Extended Term Loans for Exchange Notes, (d) modification of the principal amount of Exchange Notes into which the Extended Term Loans may be exchanged or (e) assignments by any Credit Party of its rights or obligations under the Bridge Loan Facility.

Transferability	Each holder of Bridge Loans will be free to sell or transfer all or any part of its Bridge Loans to any third party in accordance with applicable law with the consent of the Administrative Agent (not to be unreasonably withheld) in compliance with applicable law (provided that such holder shall give prompt written notice to the Administrative Agent and the Borrower of any such sale or transfer); provided that for the six month period commencing on the Closing Date and so long as no event of default exists, the consent of the Borrower shall be required with respect to any assignment that would result in the Arranger collectively holding less than 50.1% of the aggregate outstanding principal amount of the Bridge Loans. Each holder of Bridge Loans will be free to pledge any or all of the Bridge Loans in accordance with applicable law.

Exhibit A-6

Cost and Yield Protection	Each holder of Bridge Loans will receive cost and interest rate protection customary for facilities and transactions of this type (as reasonably determined by the Arranger), including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders (including relating to the Dodd-Frank Act and the rules and regulations with respect thereto).

Expenses	The Borrower shall pay, promptly following written demand, on the Closing Date and from time to time thereafter, promptly following written demand documentation reasonably supporting such request), (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Syndication Agent and the Arranger associated with the syndication of the Bridge Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Indemnified Party subject to such conflict and the reasonable charges of IntraLinks, SyndTrak or a similar service and (ii) all out-of-pocket expenses of the Administrative Agent, the Syndication Agent, the Arranger, any other agent appointed in respect of the Bridge Loan Facility and the Lenders (including the fees, disbursements and other charges of internal and external counsel and consultants) in connection with the enforcement of, or preservation of rights under, the Bridge Loan Documents.

Indemnification	The Bridge Loan Documents will contain customary indemnities (as reasonably determined by the Administrative Agent) (but not for financial advisory services provided by the Financial Advisor acting in such capacity) for (i) the Arranger, the Syndication Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above

Exhibit A-7

provided, however, that no Indemnified Party will be entitled to indemnity and waivers hereunder in respect of any Loss to the extent that (A) it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from the bad faith, gross negligence or willful misconduct of such Indemnified Party or (B) it results from a dispute solely between the Indemnified Parties and not (1) involving any action or inaction by you or any of your subsidiaries or (2) relating to any action of such Indemnified Party in its capacity as Administrative Agent or Arranger; provided further, that such indemnity shall only require the reimbursement of reasonable fees and expenses of one primary counsel for all indemnified persons, one local counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Indemnified Party subject to such conflict.

Governing Law and Forum	State of New York.

Counsel to the Arranger, the Administrative Agent and the Collateral Agent	Proskauer Rose LLP.
* * *

Exhibit A-8

EXHIBIT B TO COMMITMENT LETTER
SUMMARY OF TERMS OF EXTENDED TERM LOANS
AND EXCHANGE NOTES
     Set forth below is a summary of certain of the terms of the Extended Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.
Extended Term Loans
     On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Extended Term Loans. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity	The Extended Term Loans will mature on the sixth anniversary of the Bridge Loan Maturity Date.

Interest Rate	The Extended Term Loans will bear interest at a floating rate per annum (the “Interest Rate”) equal to the maximum amount of the Rate (including after giving effect to increases thereto pursuant to the provisions of the Fee Letter), without giving effect to any default interest.

Interest will be payable in arrears at the end of each fiscal quarter of the Borrower. Default interest will be payable on demand.

Notwithstanding the foregoing, after the occurrence and during the continuation of an event of default or any payment or bankruptcy default, interest will accrue on the Extended Term Loans at the then-applicable rate plus 2.00% per annum.

Exhibit B-1

Exchange Notes
     At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Extended Term Loans may, at the option of any Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Extended Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash); provided, that the Borrower shall not be obligated to issue any Exchange Notes until Lenders holding at least $50 million of Extended Term Loans request such exchange. The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Maturity Date	The Exchange Notes will mature on the sixth anniversary of the Bridge Loan Maturity Date.

Interest Rate	Each Exchange Note will bear interest (at the sole option of the holder of such Exchange Note) at (i) a fixed rate equal to the interest rate on the Extended Term Loan surrendered in exchange for such Exchange Note as of the date of such exchange or (ii) a floating rate per annum equal to three-month LIBOR (as adjusted at the end of each interest period and adjusted for all applicable reserve requirements) plus an applicable margin (to be mutually determined).

Interest will be payable in arrears semi-annually. Default interest will be payable on demand.

Notwithstanding the foregoing, after the occurrence and during the continuation of an event of default or a payment or bankruptcy default, interest will accrue on the Extended Term Loans at the then-applicable rate plus 2.00% per annum.

Transferability	If the Extended Term Loans are converted to Exchange Notes, the Borrower, promptly following reasonable request by any holder of such Exchange Notes or the Administrative Agent, shall be required to ensure that such Exchange Notes are DTC-eligible.

Optional Redemption	Exchange Notes will be non-callable until the third anniversary of the Bridge Loan Maturity Date (subject to “equity clawback” provisions acceptable to the Arranger). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Bridge Loan Maturity Date to zero on the date that is six months prior to the maturity of the Exchange Notes.

Prior to the third anniversary of the date of funding of the

Exhibit B-2

Bridge Loans, the Borrower may redeem such Exchange Notes at a make-whole price based on U.S. Treasury note with a maturity closest to the third anniversary of such funding date plus 50 basis points.

The optional redemption provisions will be otherwise consistent with high yield debt securities.

Defeasance Provisions	Customary defeasance provisions for high yield offerings and transactions of this type.

Modification	Customary modification provisions for high yield offerings and transaction of this type.

Change of Control	The Borrower will make an offer to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in a manner consistent with Sponsor Precedent) at 101% of the outstanding principal amount thereof.

Registration Rights	Within 120 days after the Bridge Loan Maturity Date, the Borrower will file and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed, as reasonably determined by the Arranger, to permit unrestricted resales of all of the Exchange Notes and in no event longer than two years. If, within 270 days after the Bridge Loan Maturity Date (the “Effectiveness Date”), a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Borrower will pay liquidated damages in the form of increased interest of 25 basis points per annum on the principal amount of Exchange Notes and Extended Term Loans outstanding to holders of such Exchange Notes and Extended Term Loans who are unable freely to transfer Exchange Notes from and including the day that is 30 days after the Effectiveness Date to but excluding the effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Date, the liquidated damages shall increase by 25 basis points per annum, and on each 90-day anniversary thereafter, shall increase by 25 basis points per annum, to a maximum increase in interest pursuant to this sentence of 100 basis points per annum. The Borrower will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration

Exhibit B-3

Statement that such Shelf Registration Statement is not available for sales thereunder (subject to customary exceptions). All accrued liquidated damages will be paid on each quarterly interest payment date. For the avoidance of doubt, the amount of liquidated damages payable hereunder is in addition (and not otherwise subject) to any other interest rate caps or limitations contained in any Debt Financing Letter. In addition, unless and until the Borrower has consummated the registered exchange offer and caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Borrower (other than on a Form S-4) unless all the Exchange Notes, Bridge Loans and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

Covenants	The Indenture will include covenants similar to those contained in indentures governing publicly traded high yield debt securities (but more restrictive in certain respects).

Events of Default	The Indenture will provide for events of default similar to those contained in indentures governing publicly traded high yield debt securities.
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Exhibit B-4

EXHIBIT C TO COMMITMENT LETTER
CLOSING CONDITIONS
     Capitalized terms used but not defined in this Exhibit C have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Bridge Loan Facility and the making of the loans under the Bridge Loan Facility are conditioned upon satisfaction of the Specified Conditions (including, without limitation, the conditions precedent set forth or referred to in this Exhibit C). For purposes of this Exhibit C, references to “we”, “us” or “our” means Jefferies Finance, Jefco and their respective affiliates.
GENERAL CONDITIONS
     1. Definitive Debt Documents. The Credit Parties shall have executed and delivered the Bridge Loan Documents. All such Definitive Debt Documents shall be in full force and effect.
     2. Transactions. The Merger shall have been consummated (or substantially simultaneously with the initial borrowing under the Bridge Facility) in all material respects in accordance with an Agreement and Plan of Merger (together with the schedule and exhibits thereto, the “Purchase Agreement”), to be entered into among the PHC, Inc., Acadia Healthcare Company, Inc and Acadia Merger Sub, LLC, in form and substance reasonably satisfactory to us in each case (it being understood that the form and substance of the Purchase Agreement, received by the Arranger on May 23, 2011, is reasonably satisfactory) and no material provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders that has not been approved by us in writing (it being understood and agreed that any (i) change resulting in a material reduction in the consideration to be paid, (ii) change to the definition of “Ajax Material Adverse Effect”, “Phoenix Material Adverse Effect” or any similar definition and (iii) modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Purchase Agreement shall be deemed to be materially adverse to the interest of the Lenders and the Arrangers). The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects (and all respects if qualified by materiality). The Merger Agreement shall be in full force and effect on the Closing Date. The Board of Directors of the Target shall have approved the Merger (and such approval shall continue until the consummation of the Merger).
     3. Refinancing of Existing Debt. Concurrently with the consummation of the Merger, the Refinancing shall have been consummated, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case, on terms reasonably satisfactory to us. After giving effect to the Transactions, the Company shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing, (ii) the Existing Credit Agreement and (iii) such other indebtedness as may be agreed to by us. No provision of the Existing Credit Agreement shall have been amended, supplemented, amended and restated or otherwise modified without the prior written consent of the Arranger (which may not be unreasonably withheld, conditioned or delayed). The amount of Bridge Loans funded hereunder (when taken together with the amount of Notes issued on or before the Closing Date) shall not be less than $150 million.
     4. Consents and Approvals. All necessary governmental, regulatory and shareholder approvals and consents necessary for the consummation of the Transactions shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority that could reasonably be expected to restrain, prevent or otherwise impose material and adverse conditions on any of the Transactions.

Exhibit C-1

     5. Financial Statements; Financial Performance. We shall have received (i) audited consolidated financial statements of the Acquiror for the fiscal years ending December 31, 2010, 2009 and 2008, (ii) unaudited consolidated financial statements of the Acquiror for the quarter and six-months ended June 30, 2010 and June 30, 2011 on or prior to August 15, 2011, (iii) audited consolidated financial statements for the Acquired Business for the fiscal years ending June 30, 2010, 2009 and 2008, (iv) audited financial statements of the Acquired Business for the fiscal year ended June 30, 2011 on or prior to September 15, 2011, (v) audited consolidated financial statements of Youth & Family Centered Services, Inc. (“YFCS”) for the fiscal years ending December 31, 2010, 2009 and 2008, (vi) unaudited consolidated financial statements of the YFCS for the three months ended March 31, 2010 and March 31, 2011, (vii) audited consolidated financial statements of MeadowWood for the fiscal years ending December 31, 2010 and 2009, (viii) unaudited consolidated financial statements of MeadowWood Behavioral Health (“MeadowWood”) for the quarter and six-months ended June 30, 2010 and June 30, 2011 on or prior to September 15, 2011, and (ix) pro forma financial statements meeting the requirements of Regulation S-X and giving effect to the Merger and the acquisitions of YFCS by the Acquiror and MeadowWood by the Acquired Business.
Such financial statements shall show pro forma total leverage (using an indebtedness definition consistent with Documentation Principles) of the Borrower and its consolidated subsidiaries after giving effect to the Transactions (calculated in a manner we agree is appropriate) for the twelve-month period ended not more than 45 days prior to the Closing Date of not greater than 5.85 to 1 (the “Closing Leverage Condition”).
          At least four (4) business days prior to the Closing Date, we shall have received evidence reasonably satisfactory to us that after giving effect to the Merger on a Pro Forma Basis Consolidated EBITDA (as defined in the Existing Credit Agreement) shall be not less than $53.5 million.
     6. Projections. You shall have delivered to us projections in form and substance reasonably satisfactory to us (including the assumptions on which such projections are based) for the Company for fiscal years 2011 through and including 2018 (it being understood and agreed that the projections delivered to us on May 5, 2011 are satisfactory to us); provided, however, if you are required to deliver to us updated projections pursuant to Section 4 of the Commitment Letter, such projections shall be reasonably satisfactory to us.
     7. Material Adverse Effect. Since June 30, 2010 there shall not have been or have occurred a Phoenix Material Adverse Effect (as defined in the Merger Agreement). Since December 31, 2010 there shall not have been or have occurred an Ajax Material Adverse Effect (as defined in the Merger Agreement).
     8. Performance of Obligations. All costs, fees, expenses (including reasonable and documented legal fees and out-of-pocket expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders, the Investors or any of our or their respective affiliates, shall have been paid to the extent due. The Debt Financing Letters shall be in full force and effect. You shall have complied in all material respects with Section 6 (Clear Market) of the Commitment Letter and Sections 2 (Market Flex) and 4 (Issuance of Permanent Instruments) of the Fee Letter.
     9. Customary Closing Documents. All customary and reasonable closing documents required to be delivered under the Definitive Debt Documents, including lien, litigation and tax searches, and customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) at least five business days prior to the Closing Date, all documentation and other information required by bank

Exhibit C-2

regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) a certificate from the chief financial officer of the Company in form and substance satisfactory to us, as to the solvency of each of the Borrower and its subsidiaries (on consolidated basis), immediately before and after giving effect to the Transactions.
     10. Prior Marketing of Permanent Instruments.
          (a) Prior Marketing of Permanent Instruments. The Company shall have delivered to us in no event later than 2 days prior to the start of the Required Marketing Period (defined below) an initial draft of a customary Rule 144A confidential offering memorandum relating to the issuance of the Notes, containing all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review) and all appropriate pro forma financial statements) prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X (other than Rules 3-10 and 3-16 of Regulation S-X), and all other financial data (including selected financial data) and other information that would be required in a registered offering of the Notes on a Form S-1 registration statement to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible notes under Rule 144A (collectively, the “Required Information”) and (ii) prior to the Required Marketing Period, a complete printed preliminary offering memorandum (the “Preliminary Offering Memorandum”) usable in a customary high-yield road show relating to the issuance of the Permanent Instruments that contains all Required Information. We shall have been offered a period of not less than 15 business days prior to the Closing Date (or such shorter period acceptable to us) to seek to place the Notes; provided that such period shall not include, and shall be extended by, any day from and including August 19, 2011 through and including September 5, 2011 (such period, as extended by the proviso, is the “Required Marketing Period”) to seek to place the Notes. For clarification purposes, the Required Information shall include the following: (i) audited consolidated financial statements of the Acquired Business for the fiscal year ending June 30, 2011 with respect to any Required Marketing Period ending after August 15, 2011, (ii) unaudited consolidated interim financial statements for 2010 and 2011 for the Acquired Business, YFCS and MeadowWood for the year to date period for any of the first three fiscal quarters ended more than 45 days prior to the pricing date for the offering of the Permanent Instruments, and (iii) pro forma financial statements meeting the requirements of Regulation S-X and giving effect to the Merger and the acquisitions of YFCS by the Acquiror and MeadowWood by the Acquired Business; provided that no financial statements shall be required to include the disclosures required by Rules 3-10 or 3-16 of Regulation S-X. Notwithstanding anything herein to the contrary, the Required Information shall not include audited financial statements for MeadowWood other than for the years ending December 31, 2009 and 2010.
          (b) Notwithstanding the foregoing, the Required Marketing Period shall be deemed not to have commenced if, prior to the completion of the Required Marketing Period, (A) the Acquired Business’ auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Preliminary Offering Memorandum, (B) the financial statements included in the Preliminary Offering Memorandum would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during the Required Marketing Period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the Required Marketing Period, in which case the Required Marketing Period shall not be deemed to commence until the receipt of updated financial information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new Required Marketing Period, and (C) the Company shall have publicly announced any intention to restate any material financial information included in the Preliminary Offering Memorandum or that any such restatement is under consideration, in which case the Required

Exhibit C-3

Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company has determined that no restatement shall be required.
     11. Comfort Letter. The independent accountants that have audited the financial statements contained in the preliminary offering memorandum relating to the issuance of the Notes shall make available and have delivered to us, (i) no later than the delivery to us of the preliminary prospectus or preliminary offering memorandum in accordance with preceding paragraph, in a form they are prepared to execute, a customary draft of a comfort letter (including, without limitation, the items included in the “circle-up” and the degree of comfort provided with respect thereto) prepared in accordance with the requirements of SAS 72 covering the financial statements and other data included and incorporated by reference in the Preliminary Offering Memorandum (the “Comfort Letter”), (ii) no later than the pricing of the offering of the Notes, an executed copy of the Comfort Letter, and (iii) the date of consummation of the issuance of the Notes Offering, a customary “bring down” comfort letter reasonably satisfactory to us.
     12. Delivery of Notice. The Administrative Agent shall have received a duly-completed and timely-delivered notice of borrowing for the Bridge Loan Facility.
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Exhibit C-4